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                       November 19, 2021

       Richard Katz
       Chief Financial Officer
       Allena Pharmaceuticals, Inc.
       One Newton Executive Park
       Suite 202
       Newton, MA 02462

                                                        Re: Allena
Pharmaceuticals, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed March 11,
2021
                                                            Form 10-Q for the
fiscal quarter ended June 30, 2021
                                                            Filed August 12,
2021
                                                            File No. 001-38268

       Dear Mr. Katz:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences